DELAWARE GROUP ADVISER FUNDS

Registration No. 811-07972
FORM N-SAR
Annual Period Ended October 31, 2016

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

Effective July 11, 2016, Delaware Global Real Estate Opportunities Fund (the ?Fund?), a series of Delaware Group Adviser Funds, was given the ability to invest in limited partnerships, including limited partnerships that invest in real estate assets and other illiquid or restricted assets. This information is herein incorporated by reference to the Fund?s supplement to the statement of additional information dated July 11, 2016, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-16-000552).

SUB-ITEM 77I. Terms of new or amended Securities

On February 24, 2016, the Board of Trustees of Delaware Group Adviser Funds voted to add R6 share classes to Delaware U.S. Growth Fund and Delaware Diversified Income Fund (the ?Funds?). This information is herein incorporated by reference to the Fund?s prospectuses and statement of additional information dated February 26, 2016, as amended and restated on May 2, 2016, as filed with the Securities and Exchange Commission (SEC Accession No. 0001359948-16-000074).

SUB-ITEM 77Q1: Exhibits

Exhibit Reference

77.Q.1(d) Amended and Restated Distribution Agreement (February 25, 2016) by and between Delaware Group Adviser Funds and Delaware Distributors, L.P., attached as Exhibit.

WS: MFG_Philadelphia: 906020: v1

WS: MFG_Philadelphia: 865303: v1